Exhibit 10.4

2018 Genworth Financial, Inc. Omnibus Incentive Plan

Cash-Based Award Agreement

Dear [Participant Name]:

This Award Agreement and the 2018 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) together govern your rights under this Cash-Based Award (the “Award”) and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.

Grant. You are hereby granted an Award under the Plan, effective as of [Grant Date] (the “Grant Date”). The Award entitles you to receive from Genworth Financial, Inc. (together with its Affiliates, the “Company”) an aggregate amount in cash equal to $[Amount of Award], payable in three equal annual installments, all in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee of the Genworth Financial, Inc. Board of Directors (the “Committee”).

2.

Vesting and Payment Dates: The Award shall not provide you with any rights or interests therein until the Award vests. Unless vesting is accelerated as provided in Section 3 herein or otherwise in the discretion of the Committee as permitted under the Plan, one-third of the Award will vest on each of March 15, 2020, March 15, 2021, and March 15, 2022 (each, a “Vesting Date”), and the vested portion will be paid within 30 days of the Vesting Date, provided you have continued in the service of the Company through such Vesting Date.

3.

Treatment of Award Upon Termination of Employment and Other Events. If your service with the Company terminates for any reason other than as set forth below, and you and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the Award shall immediately expire upon such termination.

a.

Employment Termination Due to Death or Total Disability. If your service with the Company terminates as a result of your death or Total Disability, then the Award shall immediately vest and become payable on the regularly scheduled Vesting Dates. For purposes of this Award Agreement, “Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

b.

Employment Termination for Retirement. If, on or after the first anniversary of the original grant date, your service with the Company terminates as a result of your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company, then the Award shall immediately vest and become payable on the regularly scheduled Vesting Dates.

c.

Employment Termination Due to Layoff. If your service with the Company terminates as a result of a severance-benefit eligible “Layoff” as defined or described in the Genworth Layoff Payment Plan, you shall continue to vest in any portion of the Award that vests after the Notice Date but before the Layoff Date (“Notice Date” and “Layoff Date” as defined in the Genworth Layoff Payment Plan). Additionally, the portion of the Award, if any, that is scheduled to vest on the next designated Vesting Date after the Layoff Date shall vest on that Vesting Date as provided in Section 2; any remaining and subsequently-vesting portion of the Award shall be forfeited immediately on the Layoff Date.

4.	Restrictive Covenants. As a condition to receiving payment of the Award, you agree to the following:

a.

Non-Disparagement. Subject to any obligations you may have under applicable law, you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its agents, officers, directors or employees. Nothing in this section shall limit a Participant’s ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

b.

Non-Solicitation of Customers or Clients. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company for any reason, directly or through another person, solicit or contact any of the customers or clients of the Company with whom the you had material contact during your employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company.

c.

Non-Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company, directly or through another person, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

5.

Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount in cash sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

6.

Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of this Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Award, your right to the Award shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

7.

Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

8.

Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate your employment at any time, for any lawful reason.

9.

Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

10.

Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to this Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

11.

Compensation Recoupment Policy. Notwithstanding Section 10 above, this Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

12.	Agreement to Participate.

You have been provided with this Award Agreement, and you have the opportunity to accept this Award Agreement, by accessing and following the procedures set forth on the stock plan administrator’s website. The Plan is available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan at any time by contacting Human Resources at the address or telephone number set forth below in Section 11(a). By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Units and/or Shares issued pursuant to the Plan and this Award Agreement.

If you do not wish to accept the Units and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement

13.

Assistance in Proceedings, Etc. You agree that you will, without additional compensation, during and after your employment with the Company, upon reasonable notice, furnish such information and reasonable and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company.

14.

Cooperation. Following termination of your employment with the Company for any reason, you agree that you will reasonably cooperate with the Company, as reasonably requested by the Company, to effect a transition of your responsibilities and to ensure that the Company is aware of all matters being handled by you.

15.

Resolve. Any disagreement between you and the Company concerning anything covered by this Award Agreement or concerning the Award will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by you and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Award Agreement.

Please refer any questions you may have regarding this Award to the Executive Vice President – Human Resources.

ACCEPTANCE DATE: Acceptance Date

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